Exhibit 99.1
News Release

Woodward, Inc. 1000 East Drake Road Fort Collins, Colorado 80525, USA Tel: 970-482-5811 Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Robert F. Weber, Jr. Vice Chairman, Chief Financial Officer and Treasurer 970-498-3112
Woodward Reports Fourth Quarter and Fiscal Year 2011 Results
Fort Collins, Colo., November 14, 2011—Woodward, Inc. (NASDAQ:WWD) today reported financial results for its fourth quarter and fiscal year 2011. (All per share amounts are presented on a fully diluted basis.)
Fourth Quarter Fiscal 2011 Highlights
•	Net sales for the fourth quarter of 2011 were $489.3 million, an increase of 19 percent from $412.0 million in the fourth quarter of last year.

•	Earnings per share[1] were $0.60 in the fourth quarter of 2011, up 28 percent from $0.47 in the fourth quarter of last year.

•	Total EBIT[2] for the quarter was $64.8 million compared to $56.2 million in the fourth quarter of the prior year, an increase of 15 percent.

•	Free cash flow[3] for the fourth quarter of 2011 was $52.2 million.
“Woodward concluded fiscal 2011 with record sales and earnings for the quarter and the year,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “We delivered on important organic growth strategies and laid the groundwork for broad expansion in our energy control solutions for future years with our platform wins, system development and market positioning.”
Net sales for the fiscal 2011 fourth quarter were $489.3 million, an increase of 19 percent from $412.0 million for the 2010 fourth quarter. Foreign currency exchange rates had a favorable impact of approximately $9 million on net sales for the fourth quarter of 2011.
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Net earnings1 for the 2011 fourth quarter were $41.7 million, or $0.60 per share, an increase of 28 percent from $32.7 million, or $0.47 per share in the 2010 fourth quarter.
EBIT2 was $64.8 million for the fourth quarter of 2011 compared to $56.2 million for the fourth quarter of 2010. Foreign currency exchange rates had a favorable impact on EBIT of approximately $4 million for the fourth quarter of 2011. The current quarter EBIT was also positively impacted by increased volumes, partially offset by increased variable compensation costs and research and development costs. Total variable compensation expense increased $10 million from the fourth quarter of 2010. Research and development costs incurred in the fourth quarter of 2011 increased by $8 million, excluding a $4 million increase in variable compensation costs, compared to the same quarter of the prior year. This increase reflects investments related to growth opportunities in most of our businesses.
Quarterly Segment Results
Please note that segment results discussed below reflect the change in segment reporting announced November 7, 2011.
Aerospace
Aerospace net sales for the fourth quarter of fiscal 2011 were $241.7 million, an increase of 14 percent from $212.6 million for the fourth quarter a year ago. Segment earnings for the fourth quarter of 2011 increased to $40.9 million from $30.7 million for the same quarter a year ago, an increase of 33 percent. Segment earnings as a percent of segment net sales were 16.9 percent this quarter compared to 14.4 percent in the same quarter of the prior year.
The sales increase was attributable to higher commercial aftermarket sales, as well as original equipment sales for commercial and business jets. Segment earnings benefitted from the increased sales volumes and price increases, partially offset by increased variable compensation costs and research and development costs.
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Energy
Energy net sales for the fourth quarter of fiscal 2011 were $247.6 million, an increase of 24 percent from $199.4 million for last year’s fourth quarter. Segment earnings for this quarter increased to $33.2 million, up 7 percent from $31.1 million for last year’s fourth quarter. Segment earnings as a percent of segment net sales were 13.4 percent this quarter compared to 15.6 percent in the same quarter of the prior year.
The sales increase was attributable to broad strength in control systems and components for industrial turbines, wind turbines and reciprocating engines. Segment earnings benefitted from the increased sales volume and the impact of foreign currency exchange rate fluctuation, offset by increased variable compensation, costs associated with integration of the IDS acquisition, and increased research and development.
Nonsegment
Nonsegment expenses totaled $9.3 million for the fourth quarter of fiscal 2011, compared to $5.6 million for the same quarter last year. Nonsegment expenses were 1.9 percent of consolidated sales for the fourth quarter of 2011, up from 1.4 percent of sales for the same quarter of the prior year. The increase in nonsegment expenses from last year’s fourth quarter was primarily attributable to increased variable compensation costs and non-recurring expenses.
Full Year 2011 Results
Net sales for fiscal 2011 were $1.712 billion, an increase of 17 percent from $1.457 billion last year. Net earnings for fiscal 2011 were $132.2 million, or $1.89 per share, compared with $110.8 million, or $1.59 per share, last year. Earnings per share for fiscal year 2011 reflected increased variable compensation costs of $26 million or approximately $0.26 per share as well as increased research and development costs of $26 million, excluding a $7 million increase in variable compensation. Earnings per share for fiscal 2010 included special tax benefits of $6.4 million, or $0.09 per share.
Full year segment results can be found in the tables included herein.
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Cash Flow, Financial Position and Other Matters
Net cash generated from operating activities was $114.6 million for fiscal 2011, compared to $184.6 million for the prior year. Free cash flow was $66.4 million for 2011, compared to $156.5 million in 2010. Cash flow for 2011 reflected significantly increased investments in working capital in anticipation of higher levels of business activity. Capital expenditures for 2011 were $48.3 million compared with $28.1 million in 2010.
Total debt declined to $425.2 million at September 30, 2011 from $465.8 million at September 30, 2010. The ratio of debt-to-debt-plus-equity was 31.6 percent at September 30, 2011, down from 36.7 percent at September 30, 2010.
Outlook
“We anticipate the markets we serve will see moderate growth in 2012, although we believe significant uncertainty in the overall economy will continue. Our fiscal 2012 outlook reflects growth in excess of our underlying markets primarily as a result of market share gains and the launch of key platforms,” said Mr. Gendron. “Therefore, we expect our sales to be between $1.85 billion and $1.95 billion and earnings per share to be between $2.20 and $2.35 per share for fiscal 2012.”
Non- U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from cash flows provided by operating activities, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures
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is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

[1]	Represents net earnings or earnings per share (as applicable) attributable to Woodward, Inc. (i.e., excluding any noncontrolling interests).

[2]	EBIT is defined as net earnings attributable to both Woodward, Inc. and any noncontrolling interest before interest and taxes.

[3]	Free cash flow is defined as net cash provided by operating activities less capital expenditures.
Conference Call
Woodward will hold an investor conference call at 4:30 p.m. EST, November 14, 2011 to provide an overview of the financial performance for the fourth quarter and fiscal 2011, business highlights, and outlook for fiscal 2012. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.
You may also listen to the call by dialing 1-866-835-8906 (domestic) or 1-703-639-1413 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1548416. An audio replay will be available by telephone from 7:30 p.m. EST on November 14, 2011 until 11:59 p.m. EST on November 19, 2011. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1548416.
A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.
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About Woodward, Inc.
Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. Our aerospace systems and components optimize the performance of fixed wing and rotorcraft platforms in the commercial, business and military aircraft, ground vehicles and other equipment. Our energy-related systems and components enhance the performance of industrial gas and steam turbines, reciprocating engines, compressors, wind turbines, electrical grids and other energy-related industrial equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, growth, market share gains, key product launches, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the instability in the financial markets or other prolonged unfavorable economic and industry conditions; any failure to fully comply with the Company’s administrative agreement with the U.S. Department of Defense; Woodward’s ability to implement and realize the intended effects of its restructuring efforts; Woodward’s ability to manage its expenses relative to sales; the ability of Woodward’s suppliers to meet their obligations; Woodward’s ability to integrate acquisitions and manage the costs related thereto; the success of, or expenses associated with, our product development activities; Woodward’s debt obligations, debt service requirements, and any limitations regarding its ability to operate its business and pursue business strategies and incur additional debt in light of certain restrictive covenants in its outstanding debt documents; risks relating to U.S. government contracting activities, including any decline in the level of U.S. defense spending; future impairment charges resulting from changes in the estimated fair value of reporting units or of long-lived assets; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2011, to be filed shortly.

Woodward, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three-Months Ending		Year Ending
	September 30,		September 30,
(Unaudited - in thousands except per share amounts)	2011	2010	2011	2010

Net sales	$489,294	$412,003	$1,711,702	$1,457,030

Costs and expenses:
Cost of goods sold	340,015	287,682	1,198,153	1,021,516

Selling, general and administrative expenses	39,322	37,521	148,903	135,880
Research and development costs	35,572	23,129	115,633	82,560
Amortization of intangible assets	8,973	8,643	34,993	35,114
Interest expense	6,238	6,861	25,399	29,385
Interest income	(209)	(182)	(534)	(509)
Other (income) expense, net	633	(1,166)	1,588	(1,791)

Total costs and expenses	430,544	362,488	1,524,135	1,302,155

Earnings before income taxes	58,750	49,515	187,567	154,875
Income taxes	17,060	16,840	55,332	43,713

Net earnings	41,690	32,675	132,235	111,162
Net earnings attributable to noncontrolling interests, net of tax	—	—	—	(318)

Net earnings attributable to Woodward	$41,690	$32,675	$132,235	$110,844

Earnings per share amounts:
Basic earnings per share attributable to Woodward	$0.61	$0.48	$1.92	$1.62
Diluted earnings per share attributable to Woodward	$0.60	$0.47	$1.89	$1.59

Weighted average common shares outstanding:
Basic	68,830	68,068	68,797	68,472
Diluted	70,062	69,264	70,140	69,864

Cash dividends per share paid to Woodward common stockholders	$0.07	$0.06	$0.27	$0.24

Woodward, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
(Unaudited - in thousands)	2011	2010

Assets
Current assets:
Cash and cash equivalents	$74,539	$105,579
Accounts receivable	297,614	248,513
Inventories	381,555	295,034
Income taxes receivable	2,456	18,170
Deferred income tax assets	33,270	33,689
Other current assets	23,359	18,157

Total current assets	817,793	719,142
Property, plant, and equipment - net	206,725	193,524
Goodwill	462,282	438,594
Intangible assets - net	268,897	292,149
Deferred income tax assets	10,466	8,623
Other assets	15,271	11,201

Total assets	$1,781,434	$1,663,233

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$22,099
Current portion of long-term debt	18,374	18,493
Accounts payable	123,453	107,468
Income taxes payable	5,440	5,453
Deferred income tax liabilities	74	—
Accrued liabilities	133,516	109,052

Total current liabilities	280,857	262,565
Long-term debt, less current portion	406,875	425,250
Deferred income tax liabilities	85,911	88,249
Other liabilities	88,694	83,975

Total liabilities	862,337	860,039
Stockholders’ equity	919,097	803,194

Total liabilities and stockholders’ equity	$1,781,434	$1,663,233

Woodward, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ending
	September 30,
(Unaudited - in thousands)	2011	2010
Net cash provided by operating activities	$114,623	$184,572

Cash flows from investing activities:
Business acquisitions, net of cash and marketable securities acquired	(38,698)	(25,000)
Business acquisition, marketable securities acquired	(8,463)	—
Proceeds from sale of marketable securities	8,217	—
Payments for property, plant, and equipment	(48,255)	(28,104)
Proceeds from sale of other assets	59	312
Proceeds from disposal of Fuel & Pneumatics product line	—	660

Net cash used in investing activities	(87,140)	(52,132)

Cash flows from financing activities:
Cash dividends paid	(18,581)	(17,085)
Proceeds from sales of treasury stock	2,482	1,999
Payments for repurchases of common stock	(6,837)	(4,513)
Payments for purchase of noncontrolling interest	—	(8,120)
Excess tax benefits from stock compensation	3,558	5,115
Payments of long-term debt	(18,430)	(128,420)
Borrowings on revolving lines of credit and short-term borrowings	164,557	106,019
Payments on revolving lines of credit and short-term borrowings	(182,728)	(83,980)

Net cash used in financing activities	(55,979)	(128,985)

Effect of exchange rate changes on cash and cash equivalents	(2,544)	1,261

Net change in cash and cash equivalents	(31,040)	4,716
Cash and cash equivalents at beginning of period	105,579	100,863

Cash and cash equivalents at end of period	$74,539	$105,579

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ending		Year Ending
	September 30,		September 30,
(Unaudited - in thousands)	2011	2010	2011	2010
Net sales:
Aerospace	$241,701	$212,649	$843,032	$769,379
Energy	247,593	199,354	868,670	687,651

Total consolidated net sales	$489,294	$412,003	$1,711,702	$1,457,030

Segment earnings*:
Aerospace	$40,945	$30,725	$129,502	$112,171
As a percent of segment sales	16.9%	14.4%	15.4%	14.6%
Energy	33,177	31,093	113,872	94,014
As a percent of segment sales	13.4%	15.6%	13.1%	13.7%

Total segment earnings	74,122	61,818	243,374	206,185
Nonsegment expenses	(9,343)	(5,624)	(30,942)	(22,434)

EBIT	64,779	56,194	212,432	183,751
Interest expense, net	(6,029)	(6,679)	(24,865)	(28,876)

Consolidated earnings before income taxes	$58,750	$49,515	$187,567	$154,875

Capital expenditures	$15,615	$13,968	$48,255	$28,104
Depreciation expense	9,121	10,518	40,400	40,502

*	This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA

	Three-Months Ending		Year Ending
	September 30,		September 30,
(Unaudited - in thousands)	2011	2010	2011	2010
Net earnings	$41,690	$32,675	$132,235	$111,162
Income taxes	17,060	16,840	55,332	43,713
Interest expense	6,238	6,861	25,399	29,385
Interest income	(209)	(182)	(534)	(509)

EBIT	64,779	56,194	212,432	183,751
Amortization of intangible assets	8,973	8,643	34,993	35,114
Depreciation expense	9,121	10,518	40,400	40,502

EBITDA	$82,873	$75,355	$287,825	$259,367

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

	Year Ending
	September 30,
(Unaudited - in thousands)	2011	2010

Net cash provided by operating activities	$114,623	$184,572
Capital expenditures	(48,255)	(28,104)

Free cash flow	$66,368	$156,468